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                                                                   EXHIBIT 77(c)

                    TRANSAMERICA INVESTORS, INC. ON BEHALF OF
                           TRANSAMERICA PREMIER FUNDS
                        TRANSAMERICA HIGH YIELD BOND FUND
                     TRANSAMERICA PREMIER CASH RESERVE FUND


                    RESULTS OF SHAREHOLDER PROXY (UNAUDITED)

At a special joint meeting of shareholders held on NOVEMBER 16, 2009, the results of the Proposals were as follows:

PROPOSAL 1: To approve an Agreement and Plan of Reorganization, providing for
(i) the acquisition of all the assets of Transamerica Premier High Yield Bond Fund, in exchange for shares of Transamerica High Yield Bond to be distributed to the shareholders of Transamerica Premier High Yield Bond Fund and the assumption of all of the liabilities of Transamerica Premier High Yield Bond Fund by Transamerica High Yield Bond, and (ii) the subsequent liquidation of Transamerica Premier High Yield Bond Fund:

                                                      ABSTENTIONS/BROKER
            FOR                  AGAINST                   NON-VOTES
-------------------------- ---------------------- -----------------------------
       9,736,318.689          487,877.977                 366,384.415


PROPOSAL 2: To approve an Agreement and Plan of Reorganization, providing for
(i) the acquisition of all the assets of Transamerica Premier Cash Reserve Fund, in exchange for shares of Transamerica Money Market to be distributed to the shareholders of Transamerica Premier Cash Reserve Fund and the assumption of all of the liabilities of Transamerica Premier Cash Reserve Fund by Transamerica Money Market, and (ii) the subsequent liquidation of Transamerica Premier Cash Reserve Fund:


                                                      ABSTENTIONS/BROKER
            FOR                   AGAINST                 NON-VOTES
-------------------------- ---------------------- -----------------------------
      21,148,850.247          3,108,833.699             1,191,774.511